EXHIBIT 1

POTENTIAL PARTICIPANTS

The potential participants in the potential solicitation of proxies (the “Participants”) may include the following: Icahn Partners LP (“Icahn Partners”), Icahn Partners Master Fund LP (“Icahn Master”), Mr. Carl C. Icahn, Mr. Vincent J. Intrieri, Mr. Keith A. Meister, Mr. Nick Graziano, Franklin Mutual Advisers, LLC (“FMA”), Mr. Michael Embler, Ms. Mandana Hormozi, Mr. Peter Langerman, JANA Partners LLC (“JANA Partners”), JANA Master Fund, Ltd. (“JANA Master”), Mr. Barry Rosenstein, S.A.C. Capital Advisors, LLC (“SAC Advisors”), S.A.C. Capital Associates, LLC (“SAC Associates”), Mr. Steven A. Cohen, Mr. David L. Older and Mr. Drew E. Gillanders.

Icahn Partners and Icahn Master (collectively, the “Icahn Parties”) are entities controlled by Carl C. Icahn. Keith A. Meister, Nick Graziano and Vincent J. Intrieri are employees of the Icahn Parties who may also participate in soliciting proxies from Time Warner stockholders.  Messrs. Meister, Graziano and Intrieri do not own beneficially any interest in securities of Time Warner, and will not receive any special compensation in connection with such solicitation.

Franklin Mutual Advisers, LLC (“FMA”) is an investment adviser to a number of investment companies which beneficially own common stock of Time Warner.  Mr. Embler, Mr. Langerman and Ms. Hormozi are employees and/or officers of FMA who may also participate in soliciting proxies from Time Warner stockholders. Messrs. Embler and Langerman and Ms. Hormozi do not own beneficially any interest in securities of Time Warner, and will not receive any special compensation in connection with such solicitation.

JANA Partners and JANA Master (collectively, the “JANA Parties”) are entities controlled by Mr. Rosenstein and Gary Claar. Mr. Rosenstein may participate in soliciting proxies from Time Warner stockholders.

SAC Advisors is controlled by Mr. Cohen.  Pursuant to an investment agreement, SAC Advisors has investment and voting power with respect to the securities held by SAC Associates (together with SAC Advisors, the “SAC Parties”). Mr. Older is an employee of CR Intrinsic Investors, LLC, an affiliate of SAC Advisors, and Mr. Gillanders is an employee of SAC Advisors.  Each of Messrs. Cohen, Older and Gillanders may participate in soliciting proxies from Time Warner stockholders. Messrs. Older and Gillanders do not own beneficially any interest in securities of Time Warner, and will not receive any special compensation in connection with such solicitation.

The Icahn Parties

Icahn Partners is a Delaware limited partnership principally engaged in the business of investing in securities. Icahn Onshore LP (“Icahn Onshore”) is a Delaware limited partnership primarily engaged in the business of acting as the general partner of Icahn Partners. CCI Onshore Corp. (“CCI Onshore”) is a Delaware corporation primarily engaged in the business of acting as the general partner of Icahn Onshore. CCI Onshore is wholly owned by Mr. Icahn.

Icahn Master is a Cayman Islands exempted limited partnership principally engaged in the business of investing in securities. Icahn Offshore LP (“Icahn Offshore”) is a Delaware limited partnership primarily engaged in the business of acting as the general partner of Icahn Master. CCI Offshore Corp. (“CCI Offshore”) is a Delaware corporation primarily engaged in the business of acting as the general partner of Icahn Offshore. CCI Offshore is wholly owned by Mr. Icahn.

Carl C. Icahn, through his ownership of CCI Onshore and CCI Offshore, indirectly controls the Icahn Parties. Vincent J. Intrieri, Nick Graziano and Keith A. Meister are employees and/or officers or directors of the Icahn Parties and various other entities controlled by Mr. Icahn.

Mr. Icahn, through his control of the Icahn Parties, may be deemed to be the indirect beneficial owner of 33,424,900 shares (including shares underlying call options) of common stock (“Common Stock”) of Time Warner, which represents approximately 0.73% of outstanding shares of Common Stock as of the date hereof.

Icahn Master is the direct beneficial owner of 16,748,096 shares (including shares underlying call options) of the Common Stock and Icahn Partners is the direct beneficial owner of 16,676,804 shares (including shares underlying call options) of the Common Stock. Icahn Offshore, as the general partner of Icahn Master, and CCI Offshore, as the general partner of Icahn Offshore, may each be deemed to be the indirect beneficial owner of the shares of Common Stock directly owned by Icahn Master. Icahn Onshore, as the general partner of Icahn Partners, and CCI Onshore, as the general partner of Icahn Onshore, may each be deemed to be the indirect beneficial owner of the shares of Common Stock directly owned by Icahn Partners. Carl C. Icahn, as the sole stockholder of each of CCI Offshore and CCI Onshore, may be deemed to be the indirect beneficial owner of the shares of Common Stock directly owned by Icahn Master and Icahn Partners.

The Franklin Parties

FMA is a Delaware limited liability company registered as an investment advisor with the U.S. Securities and Exchange Commission. Pursuant to advisory contracts with each of its investment company clients, FMA has sole investment and voting discretion over the shares of the Common Stock of Time Warner beneficially owned by its advisory funds. FMA is a subsidiary of Franklin Resources, Inc., a publicly-listed global investment organization operating as Franklin Templeton Investments.

Michael Embler is Chief Investment Officer and Senior Vice President of FMA.  Mandana Hormozi is a research analyst for FMA.  Peter Langerman is president and CEO of FMA and chairman of Franklin Mutual Series Funds Inc., whose funds comprise the majority of assets managed by FMA.

FMA, through its control of the shares owned by its advisory funds, may be deemed to be the beneficial owner of 27,958,100 shares (including shares underlying call options) of Time Warner, which represents approximately 0.61% of outstanding shares of Common Stock as of the date hereof.

The JANA Parties

JANA Partners is a Delaware limited liability company principally engaged in the business of making investments.  JANA Master is a Cayman Islands exempted company principally engaged in the business of making investments.  JANA Partners serves as the investment manager to JANA Master and a separate managed account.  Barry Rosenstein is the founder and managing partner of JANA Partners.

JANA Master is the direct beneficial owner of 28,450,012 shares (including shares underlying call options) of Common Stock, which represents approximately 0.62% of outstanding shares of Common Stock as of the date hereof.  In addition, a separate account managed by JANA Partners is the direct beneficial owner of 1,553,188 shares (including shares underlying call options) of Common Stock, which represents approximately 0.034% of outstanding shares of Common Stock as of the date hereof.  As the investment manager of JANA Master and the managed account, JANA Partners may be deemed to be an indirect beneficial owner of the 30,003,200 shares of Common Stock directly beneficially owned by JANA Master and the managed account.  As the managing partner of JANA Partners, Mr. Rosenstein may be deemed to be an indirect beneficial owner of such shares.

The SAC Parties

SAC Advisors is a Delaware limited liability company principally engaged in the business of serving as investment manager to private investment funds, including SAC Associates.  SAC Associates is a private investment fund that is an Anguillan limited liability company.  Steven A. Cohen is a principal of SAC Advisors.  David L. Older is an employee of CR Intrinsic Investors, LLC, an affiliate of SAC Advisors, and Drew E. Gillanders is an employee of SAC Advisors.

SAC Associates is the direct beneficial owner of 29,000,000 shares (including shares underlying call options) of Common Stock, which represents approximately 0.63% of outstanding shares of Common Stock as of the date hereof.  SAC Advisors, as investment manager to SAC Associates, may be deemed to be the indirect beneficial owner of such shares.  Mr. Cohen, through his control of SAC Advisors, may also be deemed to be an indirect beneficial owner of such shares.

In addition, the Icahn Parties, FMA, the JANA Parties, the SAC Parties and certain of their respective affiliates may each be deemed to be a member of a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), which group beneficially owns 120,386,200 shares (including shares underlying call options) of Common Stock, representing approximately 2.6% of outstanding shares of Common Stock as of the date hereof.  However, neither the fact of this filing nor anything contained herein shall be deemed to be an admission by any of such parties that it is the beneficial owner of any shares of Common Stock beneficially owned by any of the other parties, except as otherwise disclosed herein.